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
                            ENGINEERED SUPPORT SYSTEMS, INC.
              EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                                           Year Ended
                                               --------------------------------------
                                                  1998         1997           1996
                                               ----------   ----------     ----------
NET INCOME                                     $5,789,381   $4,638,946     $3,314,208
                                               ==========   ==========     ==========

BASIC EARNINGS PER SHARE
   Average basic shares outstanding             4,785,335    4,753,265      4,592,858
                                               ==========   ==========     ==========

   Net income                                       $1.21        $0.98          $0.72
                                                    =====        =====          =====

DILUTED EARNINGS PER SHARE
   Average basic shares outstanding             4,785,335    4,753,265      4,592,858


   Net effect of dilutive stock options<F1>       206,118      201,522        287,086
                                               ----------   ----------     ----------

   Average diluted shares outstanding           4,991,453    4,954,787      4,879,944
                                               ==========   ==========     ==========

      Net income                                    $1.16        $0.94          $0.68
                                               ==========   ==========     ==========

<F1> Based on the treasury stock method

NOTE: On June 26, 1998, the Company effected a 3-for-2 stock split in the form of a 50% stock dividend. All share and per share amounts included on this schedule reflect this stock split.
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